Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Tidewater Inc.’s (the “company”) Registration Statement No. 333-32729, No. 333-47687 and No. 333-66054 on Form S-8 of our reports dated June 14, 2005, relating to the consolidated financial statements and financial statement schedule of Tidewater Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

June 14, 2005